As filed with the Securities and Exchange Commission on May 20, 2011
  Registration No. 333 -162809
  Registration No. 333 -136693
Registration No. 333 -96969
Registration No. 333 -96965
Registration No. 333 -65502
Registration No. 333 -55470
Registration No. 333 -83007
Registration No. 333 -52907
Registration No. 333 -04290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162809
  POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136693
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-96969
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-96965
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-65502
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55470
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-83007
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-52907
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-04290
UNDER
THE SECURITIES ACT OF 1933
TOLLGRADE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1537134 (I.R.S. Employer Identification No.)

3120 Unionville Road, Suite 400 Cranberry Township, Pennsylvania (Address of Principal Executive Offices)	16066 (Zip code)
Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan
1998 Employee Incentive Compensation Plan
1995 Long-Term Incentive Compensation Plan
(Full title of the plan)
Edward H. Kennedy
Chairman, Chief Executive Officer and President
3120 Unionville Road, Suite 400
Cranberry Township, Pennsylvania 16066
(Name and address of agent for service)
(724) 720-1400
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Tollgrade Communications, Inc. (the “Company”) is filed to deregister all securities that were previously registered but have not been sold or otherwise issued as of the effective date of this Post-Effective Amendment under the Registration Statements:
1.	Registration Statement No. 333-162809 regarding the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2009;

2.	Registration Statement No. 333-136693 regarding the Tollgrade Communications, Inc. 2006 Long-Term Incentive Compensation Plan filed with the SEC on August 17, 2006;

3.	Registration Statement No. 333-96969 regarding the 1998 Employee Incentive Compensation Plan filed with the SEC on July 23, 2002;

4.	Registration Statement No. 333-96965 regarding the 1995 Long-Term Incentive Compensation Plan filed with the SEC on July 23, 2002;

5.	Registration Statement No. 333-65502 regarding the 1995 Long-Term Incentive Compensation Plan filed with the SEC on July 20, 2001;

6.	Registration Statement No. 333-55470 regarding the 1998 Employee Incentive Compensation Plan filed with the SEC on February 13, 2001;

7.	Registration Statement No. 333-83007 regarding the 1995 Long-Term Incentive Compensation Plan filed with the SEC on July 16, 1999;

8.	Registration Statement No. 333-52907 regarding the 1998 Employee Incentive Compensation Plan filed with the SEC on May 18, 1998, as amended by Post-Effective Amendment No. 1 filed with the SEC on July 16, 1999; and

9.	Registration Statement No. 333-04290 regarding the 1995 Long-Term Incentive Compensation Plan filed with the SEC on May 1, 1996, as amended by Post-Effective Amendment No. 1 filed with the SEC on July 18, 1997.
On February 21, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Talon Holdings, Inc., a Delaware corporation (“Parent”), and Talon Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each share of Company common stock issued and outstanding as of May 10, 2011 (other than shares (i) owned by Parent or Merger Sub as of May 10, 2011, (ii) held in the treasury of the Company, or (iii) held by a wholly-owned subsidiary of the Company) was automatically cancelled and converted into the right to receive $10.10 in cash (the “Merger Consideration”), without interest.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Company hereby removes from registration any securities previously registered but not sold or otherwise issued under the Registration Statements as of the effective date of this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranberry, Commonwealth of Pennsylvania, on May 20, 2011.

TOLLGRADE COMMUNICATIONS, INC.
By:	/s/ Jennifer M. Reinke
	Name:	Jennifer M. Reinke
	Title:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Edward H. Kennedy Edward H. Kennedy	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 20, 2011

/s/ Michael D. Bornak Michael D. Bornak	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 20, 2011

/s/ Ken Diekroeger Ken Diekroeger	Director	May 20, 2011

/s/ John Knoll John Knoll	Director	May 20, 2011

/s/ Rishi Chandna Rishi Chandna	Director	May 20, 2011